EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE April 27, 2005	For Further Information Contact: Michael L. Bowlin, Chairman (505) 266-5985 Rudy R. Miller, Chairman and CEO The Miller Group Investor Relations for the Company (602) 225-0504

BOWLIN TRAVEL CENTERS REPORT REVENUES INCREASE
IN FISCAL YEAR 2005 AND FOURTH QUARTER

ALBUQUERQUE, NEW MEXICO, April 27, 2004 -- Bowlin Travel Centers, Inc. (OTCBB: BWTL) today reported gross sales for fiscal year ended January 31, 2005 were up 10.3% to $24.090 million from $21.848 million for fiscal year ended January 31, 2004. For the fourth quarter of fiscal year 2005, Bowlin’s gross sales increased 13.1% to $5.675 million from $5.017 million in the same period of fiscal year 2004.

Net income for the fiscal year ended January 31, 2005 was $439,000, or $.10 per basic and diluted share, compared to net income of $494,000, or $.11 per basic and diluted share for fiscal year ended January 31, 2004. For the fourth quarter of fiscal year 2005, net income was $55,000, or $.01 per basic and diluted share, compared to net income of $82,000 or $.02 per basic and diluted share in the same year ago period.

The net income decline was attributable to events outside of travel center operations. Interest income decreased a full 50% as a result of interest from mortgages held by the Company that were paid off in the prior fiscal year and bond interest reported in the prior fiscal year that was not present in fiscal 2005. Gains on sale of property and equipment decreased, and interest expense was greater as a result of higher interest rates

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Bowlin Travel Centers Report Revenues Increase in Fiscal Year 2005 and Fourth Quarter
April 27, 2005

Michael L. Bowlin, chairman, president and chief executive officer, commented, “After three years of declining revenue growth that reflected the nation’s weak economy and a reduction in the number of travel centers in our operations, we are pleased to report gross sales for fiscal year 2005 were at their highest level since fiscal year 2002. Operating income for both fiscal year 2005 and in the fourth quarter was up, 8.4% and 16.5%, respectively. We maintained our conservative approach to operations keeping in place programs that supported sales growth and we added billboard advertising in a key location that produced positive results. On January 18, 2005 we opened Picacho Peak Plaza, which is strategically located on I-10. I-10 is the main transportation route between metropolitan Phoenix and Tucson, Arizona. With super-pumper gasoline service available 24/7 by credit card, combined with the ever increasing traffic on I-10, Picacho Peak Plaza has the potential to be one of our top travel centers,” Bowlin added. “Going forward we will continue to focus on our primary interest of increasing shareholder equity and value.”

The Company operates travel centers strategically located on major interstate highways that utilize co-branding agreements with national companies. The Company's current operations are located in the Southwestern United States.

Visit our web sites at: www.bowlintc.com and www.shopbowlin.com

Certain statements contained herein with respect to factors which may affect future earnings, including management’s beliefs and assumptions based on information currently available, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements that are not historical facts involve risks and uncertainties, and results could vary materially from the descriptions contained herein. For more details on risk factors, see the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW:

Bowlin Travel Centers Report Revenues Increase in Fiscal Year 2005 and Fourth Quarter
April 27, 2005

The following tables outline the company's financial results for fiscal 2005 and fiscal 2004.

Condensed Balance Sheets and Statements of Income

BALANCE SHEET
(in thousands)

	Fiscal Year Ended January 31,
	2005	2004
Assets

Cash and cash equivalents	$2,043	$2,240

Other current assets	3,926	3,891

Total Current Assets	5,969	6,131

Property and equipment, net	13,265	10,431

Other assets	851	894

Total Assets	$20,085	$17,456

Liabilities and Shareholders’ Equity

Current liabilities	$2,387	$2,340

Long-term debt	5,262	3,369

Deferred income taxes	877	793

Deferred revenue, long term	166	–

Total Liabilities	8,692	6,502

Shareholders’ equity	11,393	10,954

Total Liabilities and Shareholders’ Equity	$20,085	$17,456

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Bowlin Travel Centers Report Revenues Increase in Fiscal Year 2005 and Fourth Quarter
April 27, 2005

CONDENSED STATEMENTS OF INCOME
(in thousands, except share and per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2005	2004	2005	2004

Net sales	$5,561	$4,881	$23,599	$21,363

Cost of goods sold	(3,397)	(2,867)	(15,113)	(13,450)

General and administrative expenses	(1,865)	(1,741)	(7,073)	(6,573)

Depreciation and amortization	(179)	(170)	(703)	(685)

Income from operations	120	103	710	655

Interest expense	(66)	(44)	(203)	(185)

Other non-operating income, net	60	78	237	339

Income before income taxes	114	137	744	809

Income tax expense	59	55	305	315

Net income	$55	$82	$439	$494

Earnings per share: Basic and diluted	$0.01	$0.02	$0.10	$0.11

Weighted average common shares outstanding	4,583,348	4,583,348	4,583,348	4,583,348

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